EXHIBIT 5.15

CONSENT OF VINCENT NADEAU-BENOIT

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Vincent Nadeau-Benoit, Professional Geoscientist (P.Geo.) and member of the Association of L’Ordre des Géologues du Québec (OGQ), Association of Professional Engineers and Geoscientists of British Columbia (EGBC) and Association of Professional Geoscientists of Ontario (APGO), hereby consent to the use of and reference to my name, and the inclusion in the Registration Statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me relating to the New Afton Mine and Rainy River Mine Mineral Resources that is of a scientific or technical nature contained therein.

Dated this 13th day of May, 2024

/s/ Vincent Nadeau-Benoit
Name:	Vincent Nadeau-Benoit, P.Geo., member of OGQ, EGBC, APGO